Exhibit 10.2

R E S T R I C T E D  S T O C K  A G R E E M E N T

Non-transferable

G R A N T  T O

Theodore P. Schrafft
(“Grantee”)

by Premiere Global Services, Inc. (the “Company”) of

50,000

shares of its common stock, $0.01 par value (the “Shares”)

pursuant to and subject to the provisions of the Premiere Global Services, Inc. Amended and Restated 2004 Long-Term Incentive Plan, as amended (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

     Unless sooner vested in accordance with Section 3 of the Terms and Conditions, the restrictions imposed under Section 2 of the Terms and Conditions will expire as follows:

     One-third of the Shares will vest in annual installments of 16,666, 16,667 and 16,667 shares on the same dates as the payment dates of any fourth quarter and annual bonuses, as provided in the Amended and Restated Employment Agreement by and between the Company and the Grantee dated as of September 15, 2006, as amended (the “Employment Agreement”), for each of fiscal years 2010, 2011 and 2012, but only to the extent of a percentage determined in accordance with the sliding scale based upon the percentage of achievement of performance targets as set forth in Exhibit A hereto (the “Performance Targets”).

     Any Shares that do not vest upon the determination of the achievement of Performance Targets in 2010 and 2011 may vest based upon the overachievement of Performance Targets in a subsequent year, as set forth in Exhibit A, on the same date as the payment date of any fourth quarter and annual bonuses for fiscal year 2012 and, to the extent they do not then vest, shall be forfeited upon the determination of the achievement of Performance Targets for 2012.

     IN WITNESS WHEREOF, Premiere Global Services, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed as of the Grant Date.

PREMIERE GLOBAL SERVICES, INC.

By:	/s/ Scott Askins Leonard

Scott Askins Leonard
Its: SVP – Legal and General Counsel

Grant Date: July 29, 2010

Accepted by Grantee:	/s/ Theodore P. Schrafft

TERMS AND CONDITIONS

1. Grant of Shares. The Company hereby grants to the Grantee, subject to the restrictions and the other terms and conditions set forth in the Plan and in this award agreement (this “Agreement”), the number of Shares indicated on Page 1 hereof.

2. Restrictions. The Shares are subject to each of the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed hereunder which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise. If Grantee’s employment with the Company or any Affiliate terminates for any reason other than as set forth in paragraphs (b) or (c) of Section 3 hereof, then Grantee shall forfeit all of Grantee’s right, title and interest in and to the Restricted Shares as of the date of employment termination and such Restricted Shares shall revert to the Company immediately following the event of forfeiture. The restrictions imposed under this Section 2 shall apply to all Shares or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the Stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 will expire on the earliest to occur of the following (the period prior to such expiration being referred to herein as the “Restricted Period”):

     (a) As to the percentages of the Shares specified herein, on the respective dates specified herein; provided Grantee is then still employed by the Company or an Affiliate;

     (b) As to all of the unvested Shares, on the date of termination of Grantee’s employment by reason of death or disability; or

     (c) As to all of the unvested Shares, upon the occurrence of a Change in Control.

For purposes of this Agreement, “Change in Control” shall have the same meaning as set forth in Grantee’s Employment Agreement with the Company.

4. Delivery of Shares. The Shares will be registered in the name of Grantee as of the Grant Date and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period with respect to such Shares, such certificate shall be registered in the name of Grantee and shall bear a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Agreement between the registered owner of the shares represented hereby and Premiere Global Services, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the offices of Premiere Global Services, Inc.”

Stock certificates for the Shares without the first above legend shall be delivered to Grantee or Grantee’s designee upon request of Grantee after the expiration of the Restricted Period, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply, if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, as amended, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

5. Voting and Dividend Rights. Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during and after the Restricted Period. If Grantee forfeits any rights he or she may have under this Agreement, Grantee shall no longer have any rights as a shareholder with respect to the Restricted Shares or any interest therein and Grantee shall no longer be entitled to receive dividends on such Stock. In the event that for any reason Grantee shall have received dividends upon such Stock after such forfeiture, Grantee shall repay to the Company any amount equal to such dividends.

6. Changes in Capital Structure. The provisions of the Plan shall apply in the case of a change in the capital structure of the Company. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Stock, or a combination or consolidation of the outstanding Stock into a lesser number of shares, the Shares then subject to this Agreement shall automatically be adjusted proportionately.

7. No Right of Continued Employment. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in the employ of the Company or any Affiliate.

8. Payment of Taxes. Upon issuance of the Shares hereunder, Grantee may make an election to be taxed upon such award under Section 83(b) of the Code. To effect such election, Grantee may file an appropriate election with the Internal Revenue Service within thirty (30) days after award of the Shares and otherwise in accordance with applicable Treasury Regulations. Grantee will, no later than the date as of which any amount related to the Shares first becomes includable in Grantee’s gross income for federal income tax purposes, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state and local taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Company under this Agreement will be conditional on such payment or arrangements and the Company and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Grantee.

9. Amendment. The Committee may amend, modify or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination shall not, without Grantee’s consent, reduce or diminish the value of this award determined as if it had been fully vested (i.e., as if all restrictions on the Shares hereunder had expired) on the date of such amendment or termination.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Agreement and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Agreement, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan.

12. Severability. If any one or more of the provisions contained in this Agreement is deemed to be invalid, illegal or unenforceable, the other provisions of this Agreement will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices and communications under this Agreement must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to:

Premiere Global Services, Inc.
3280 Peachtree Road, N.E.
The Terminus Building, Suite 1000
Atlanta, Georgia 30305
Attn: Director, Stock Plan Management

or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.